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                                                                     Exhibit 5



                                                April 9, 1997



SLM Holding Corporation
1050 Thomas Jefferson Street, N.W.
Washington, DC  20007

Ladies and Gentlemen:

        The following opinion is furnished by the undersigned in connection with the Registration Statement on Form S-4 (the "Registration Statement") being filed by SLM Holding Corporation, a Delaware corporation (the "Company") under the Securities Act of 1933, as amended, relating to the issuance of up to 54,600,000 shares of the Common Stock, par value $.20 per share (the "Shares"), in connection with the proposed merger of a wholly-owned subsidiary of the Company ("Sub") with and into the Student Loan Marketing Association, a federally-chartered government-sponsored entity ("Sallie Mae").

        I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records and other documents, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for purposes of this opinion.

        Upon the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, subject to the Registration Statement becoming effective, when issued in accordance with the terms of the Agreement and Plan of Reorganization (attached as Appendix A to the Proxy Statement/Prospectus forming a part of the Registration Statement), and upon receipt by the Company of the consideration therefor, the Shares will be legally issued, fully paid and nonassessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the Proxy
Statement/Prospectus forming a part of the Registration Statement.

                                                Very truly yours,


                                                /s/  Timothy G. Greene


                                                Timothy G. Greene